CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
LAZARD, INC.

    Lazard, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment to its Certificate of Incorporation, and certifies as follows:

1.The name of the corporation (hereinafter called the “Corporation”) is Lazard, Inc.

2.The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 18, 2023 (referred to herein as the “Certificate of Incorporation”).

3.The Certificate of Incorporation is hereby amended as follows:

The second, third, and fourth sentences of Article EIGHTH are deleted in their entirety and replaced with the following:

“Each director elected prior to the annual meeting of stockholders to be held in 2027 shall continue to serve for the remainder of the original term for which he or she was elected. Commencing at the annual meeting of stockholders to be held in 2027, directors shall be elected for a term of one year, expiring at the next annual meeting of stockholders and until such director’s successor shall be elected and qualified, or such director’s earlier death, resignation, retirement, disqualification or removal from office. Each director elected at the annual meeting of stockholders held in 2024 shall hold office until the expiration of his or her term at the annual meeting of stockholders to be held in 2027 and until such director’s successor shall be elected and qualified; each director elected at the annual meeting of stockholders held in 2025 shall hold office until the expiration of his or her term at the annual meeting of stockholders to be held in 2028 and until such director’s successor shall be elected and qualified; and each director elected at the annual meeting of stockholders to be held in 2026 shall hold office until the expiration of his or her term at the annual meeting of stockholders to be held in 2029 and until such director’s successor shall be elected and qualified. At the annual meeting of stockholders to be held in 2029, and at each annual meeting of stockholders thereafter, directors shall no longer be divided into classes and all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Directors shall continue in office until a successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. Directors serving in a class that was elected for a three-year term at the annual meetings of stockholders held from 2024 through 2026 may be removed only for cause. All other directors may be removed either with or without cause.”

4.Except as expressly set forth in the foregoing amendment to the Certificate of Incorporation, the provisions of the Certificate of Incorporation shall remain the same and in full force and effect.

5.The Board of Directors duly adopted resolutions in accordance with Sections 141 and 242 of the DGCL, approving the foregoing amendment to the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation, and directing that the forgoing amendment to the Certificate of Incorporation be considered and voted upon at the next annual meeting of the stockholders of the Corporation.

6.The foregoing amendment to the Certificate of Incorporation has been adopted by the stockholders of the Company in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 22nd day of May, 2026.

LAZARD, INC.

By:    /s/ Shari Soloway
Name:    Shari Soloway
Title:    Corporate Secretary

[Signature Page to Certificate of Amendment]